Exhibit (d)(13)

Schedule A

Trusts and Portfolios Covered by the Amended and Restated Sub-Research Agreement
dated as of August 1, 2007
between

Fidelity International Investment Advisors (U.K.) Limited
(currently known as FIL Investment Advisors (U.K.) Ltd.)

and

Fidelity International Investment Advisors (currently FIL Investment Advisors)

Name of LLC	Name of Portfolio	Type of Fund	Effective Date
Fidelity Central Investment Portfolios II LLC	Fidelity Corporate Bond 1-10 Year Central Fund	Fixed-Income	07/20/2006
Fidelity Central Investment Portfolios II LLC	Fidelity Mortgage Backed Securities Central Fund	Fixed-Income	07/20/2006
Fidelity Central Investment Portfolios II LLC	Fidelity Tactical Income Central Fund	Fixed-Income	09/16/2004

Agreed and Accepted

as of September 28, 2009

Fidelity International Investment Advisors (currently known as FIL Investment Advisors)	Fidelity International Investment Advisors (U.K.) Limited (currently known as FIL Investment Advisors (U.K.) Ltd.)
By: /s/ Allan Pelvang	By: /s/Andrew Morris
Name: Allan Pelvang	Name: Andrew Morris
Title: Director	Title: Director